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                                                                      EXHIBIT 12


                             COOPER INDUSTRIES, LTD.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (Dollar Amounts in Thousands)
                                   (Unaudited)


                                          Six Months Ended
                                              June 30,                                Year Ended December 31,
                                       ------------------------   -----------------------------------------------------------------
                                          2002          2001         2001          2000          1999          1998         1997
                                       ----------    ----------   ----------    ----------    ----------    ----------   ----------

Interest Expense                       $   34,300    $   47,500   $   84,700    $  100,300    $   55,200    $  101,900   $   90,400

Capitalized Interest                           --           871        1,462         3,946            --            --           --

Estimated Interest Portion of
    Rent Expense                            6,998         8,561       13,369        15,614        13,948        12,352       10,864
                                       ----------    ----------   ----------    ----------    ----------    ----------   ----------

Fixed Charges                          $   41,298    $   56,932   $   99,531    $  119,860    $   69,148    $  114,252   $  101,264
                                       ==========    ==========   ==========    ==========    ==========    ==========   ==========

Income From Continuing
    Operations Before Income Taxes     $  160,900    $  191,400   $  316,400    $  549,900    $  518,600    $  523,600   $  483,200

Add:  Fixed Charges                        41,298        56,061       98,069       115,914        69,148       114,252      101,264

Less: Equity in (Earnings) / Losses
      of Less Than 50% Owned
      Companies                            (1,798)       (1,592)      (2,922)       (3,367)       (1,069)          595         (320)
                                       ----------    ----------   ----------    ----------    ----------    ----------   ----------

Earnings Before Fixed Charges          $  200,400    $  245,869   $  411,547    $  662,447    $  586,679    $  638,447   $  584,144
                                       ==========    ==========   ==========    ==========    ==========    ==========   ==========

Ratio of Earnings to Fixed Charges           4.9x          4.3x         4.1x          5.5x          8.5x          5.6x         5.8x